                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-14141


PROSPECTUS SUPPLEMENT
(To Prospectus dated October 18, 1996)
                                 $300,000,000
                            McDonald's Corporation
                  6% RESET PUT SECURITIES (REPSSM) DUE 2012*
                               ----------------
                   Interest payable June 23 and December 23
                               ----------------
MCDONALD'S CORPORATION (THE "COMPANY") WILL  ISSUE THE 6% RESET PUT SECURITIES
 DUE 2012 (THE "REPSSM"). THE REPS WILL BE SUBJECT TO MANDATORY REDEMPTION FROM THE EXISTING HOLDERS ON JUNE 23, 2002 THROUGH EITHER (I) THE EXERCISE
  OF  THE CALL  OPTION (AS  DEFINED HEREIN)  BY THE  CALLHOLDER  (AS DEFINED
   HEREIN) OR (II) IN THE EVENT THE CALLHOLDER DOES NOT EXERCISE THE CALL OPTION OR FAILS TO PURCHASE THE REPS PURSUANT TO ITS EXERCISE OF THE
    CALL OPTION, THE AUTOMATIC EXERCISE OF THE MANDATORY PUT (AS DEFINED HEREIN) BY FIRST UNION NATIONAL BANK, AS TRUSTEE (THE "TRUSTEE"), ON
     BEHALF OF THE HOLDERS. THE "CALLHOLDER" WILL BE MORGAN STANLEY & CO.
      INTERNATIONAL LIMITED.  IF  THE  CALLHOLDER, OR  ITS  SUCCESSOR  OR
      ASSIGN  PURCHASES THE REPS PURSUANT  TO THE CALL OPTION,  THE REPS
       WILL BE PURCHASED BY THE  CALLHOLDER FROM THE HOLDERS THEREOF ON
        JUNE 23,  2002  (THE  "COUPON  RESET  DATE")  AT  100%  OF  THE
        PRINCIPAL  AMOUNT THEREOF AND  THE INTEREST  RATE ON  THE REPS
         WILL BE RESET  (THE "COUPON RESET  RATE") BY THE  CALCULATION
         AGENT  (AS  DEFINED HEREIN)  EFFECTIVE ON  THE COUPON  RESET
          DATE  PURSUANT TO  THE  COUPON RESET  PROCESS  (AS DEFINED
           HEREIN).  IF THE  CALLHOLDER  FOR  ANY  REASON  FAILS  TO
           PURCHASE THE REPS  ON THE COUPON RESET DATE, THE COMPANY
            WILL BE REQUIRED TO REPURCHASE THE PRINCIPAL AMOUNT  OF
             THE REPS FROM THE HOLDERS THEREOF ON THE COUPON RESET
             DATE  AT 100% OF  THE PRINCIPAL  AMOUNT THEREOF. SEE
              "DESCRIPTION OF  THE  REPS--CALL OPTION;  MANDATORY
              PUT". OWNERSHIP  OF THE REPS WILL BE MAINTAINED IN
               BOOK-ENTRY  FORM  BY OR  THROUGH  THE  DEPOSITORY
                TRUST COMPANY  ("DTC"). INTERESTS  IN THE  REPS
                WILL  BE SHOWN ON, AND  TRANSFERS THEREOF WILL
                 BE  EFFECTED   ONLY   THROUGH,  THE   RECORDS
                 MAINTAINED  BY DTC AND ITS PARTICIPANTS. THE
                  COMPANY  DOES  NOT  INTEND  TO  APPLY   FOR
                   LISTING  OF  ANY  OF  THE   REPS  ON  ANY
                   NATIONAL SECURITIES EXCHANGE.
                               ----------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON THE ACCURACY OR ADEQUACY OF THIS  PROSPECTUS SUPPLEMENT
       OR  THE PROSPECTUS.  ANY  REPRESENTATION TO  THE  CONTRARY  IS A
        CRIMINAL OFFENSE.
                               ----------------
                    PRICE 100% AND ACCRUED INTEREST, IF ANY
                               ----------------

                                                UNDERWRITING
                                  PRICE TO THE  DISCOUNTS AND     PROCEEDS TO
                                   PUBLIC (1)  COMMISSIONS (2) COMPANY (1)(3)(4)
                                  ------------ --------------- -----------------
Per REPS.........................   100.000%        .450%          102.465%
Total............................ $300,000,000   $1,350,000      $307,395,000

--------
  (1) Plus accrued interest, if any, from June 23, 1998.
  (2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
  (3) Before deducting expenses payable by the Company estimated at $175,000.
  (4) Represents consideration for the REPS, which includes consideration for the Call Option.
                               ----------------
         * REPS is a service mark of Morgan Stanley Dean Witter & Co.
                               ----------------
  The REPS are offered, subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to approval of certain legal matters by Gardner, Carton & Douglas, counsel for the Underwriters. It is expected that delivery of the REPS will be made in book-entry form through the facilities of DTC on or about June 23, 1998, against payment therefor in immediately available funds.
                               ----------------
MORGAN STANLEY DEAN WITTER
     GOLDMAN, SACHS & CO.
                  MERRILL LYNCH & CO.
                            J.P. MORGAN & CO.
                                     SALOMON SMITH BARNEY
June 18, 1998

  NO DEALER, SALESPERSON, OR ANY PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE REPS. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING OF THE REPS, AND MAY BID FOR, AND PURCHASE THE REPS IN THE OPEN MARKET. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
Use of Proceeds............................................................  S-3
Recent Results of Operations of McDonald's Corporation.....................  S-3
Description of the REPS....................................................  S-3
Certain United States Federal Income Tax Consequences......................  S-8
Underwriting............................................................... S-10
Legal Opinions............................................................. S-11

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
McDonald's Corporation.....................................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    4
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   10
Legal Matters..............................................................   11
Experts....................................................................   11

                                USE OF PROCEEDS

  The Company intends to use the net proceeds from the sale of the REPS for general corporate purposes.

            RECENT RESULTS OF OPERATIONS OF MCDONALD'S CORPORATION

  The Company reported record results for the three months ended March 31, 1998. Net income and net income per diluted common share increased 5% and 8%, respectively, while systemwide sales and total revenues increased 4% and 7%, respectively, compared in each case to results for the three months ended March 31, 1997.

                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                             (UNAUDITED)
                                                     ---------------------------
                                                         1998          1997
                                                     ------------- -------------
                                                     (U.S. DOLLARS IN MILLIONS,
                                                          EXCEPT PER COMMON
                                                           SHARE AMOUNTS)
      Systemwide sales..............................      $8,169.7      $7,833.1
      Total revenues................................       2,804.9       2,617.6
      Net income....................................         362.2         344.5
      Net income per diluted common share...........           .52           .48

                            DESCRIPTION OF THE REPS

GENERAL

  The following description of the particular terms of the REPS offered hereby supplements the description of the general terms and provisions of the Senior Debt Securities set forth in the Prospectus under "Description of Debt Securities", to which description reference is hereby made. The following brief summaries of certain provisions contained in the Indenture relating to Senior Debt Securities, dated as of October 19, 1996, between the Company and First Union National Bank, as Trustee (the "Trustee"), and the Supplemental Indenture No. 3, to be dated as of June 23, 1998, relating to the REPS (collectively, the "Senior Indenture") do not purport to be complete, use certain terms defined in the Senior Indenture, and are qualified in their entirety by express reference to the provisions of the Senior Indenture.

PRINCIPAL AMOUNT, INTEREST AND MATURITY

  The REPS will be limited in aggregate principal amount to $300,000,000 and will be issued as a series of Debt Securities under the Senior Indenture.

  The REPS will bear interest at the rate of 6% from June 23, 1998 to but excluding June 23, 2002 (the "Coupon Reset Date"). Interest on the REPS is payable semi-annually on June 23 and December 23 of each year, commencing December 23, 1998 (each an "Interest Payment Date"). Interest will be calculated based on a 360-day year consisting of twelve 30-day months. On each Interest Payment Date, interest shall be payable to the persons in whose names the REPS are registered at the close of business on the relevant Record Dates, which will be June 15 or December 15 next preceeding the related Interest Payment Date (each, a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions in the cities of New York or Chicago are authorized or obligated by law, executive order or government decree to be closed. If Morgan Stanley & Co. International Limited, as Callholder (together with its successor or assign, the "Callholder") elects to purchase the REPS pursuant to the Call Option, the Calculation Agent will reset the interest rate effective on the Coupon Reset Date, pursuant to the Coupon Reset Process described below. In such circumstance, (i) the REPS will be purchased from the holders by the Callholder, in whole but not in part, at 100% of the principal amount thereof on the Coupon Reset Date, on the terms and subject to the conditions described herein (interest accrued to the Coupon Reset Date will be paid by the Company on such date to holders on the immediately preceding Record Date) and (ii) on and after the Coupon Reset Date, the REPS will bear interest at the rate determined by the Calculation Agent in accordance with the procedures set forth under "--Coupon Reset Process if the REPS are Called" below.

FINAL MATURITY DATE

  The REPS will mature on June 23, 2012 (the "Final Maturity Date"). On June 23, 2002, however, holders of the REPS will be entitled to receive 100% of the principal amount thereof (i) from the Callholder if it purchases the REPS pursuant to the Call Option or (ii) in the event the Callholder does not exercise the Call Option or fails for any reason to pay the Call Price (as defined below) to the Trustee when required, from the Company following the exercise by the Trustee for and on behalf of the holders of the REPS of the Mandatory Put (as defined below). The Trustee will exercise the Mandatory Put without the consent of, or notice to, the holders of the REPS.

CALL OPTION; MANDATORY PUT

  (i) Call Option. The initial Callholder will be Morgan Stanley & Co. International Limited. Pursuant to the terms of the REPS, the Callholder has the right to purchase the REPS, in whole but not in part, on the Coupon Reset Date (the "Call Option"), at a price equal to 100% of the principal amount thereof (the "Call Price"), by giving irrevocable notice to the Trustee (the "Call Notice"). If the Callholder exercises the Call Option, the Trustee will send a copy of the Call Notice to the holders as required by the terms of the REPS. The Callholder will be required to give the Call Notice to the Trustee, in writing, prior to 4:00 p.m., New York City time, no later than 15 calendar days prior to the Coupon Reset Date. If the Callholder exercises the Call Option, (a) not later than 2:00 p.m., New York City time, on the Business Day prior to the Coupon Reset Date, the Callholder shall pay the amount of the Call Price in immediately available funds to the Trustee for payment of the Call Price to the holders of the REPS on the Coupon Reset Date and (b) the holders of the REPS will be required to deliver the REPS against payment therefor on the Coupon Reset Date through the facilities of DTC. The Callholder is not required to exercise the Call Option, and no holder of the REPS or any interest therein shall have any right or claim against the Callholder as a result of the Callholder not purchasing the REPS.

  The Call Option provides for certain circumstances under which such Call Option may be terminated. If the Call Option terminates or if the Callholder fails to pay the Call Price to the Trustee at or prior to the required time, the Trustee will exercise the Mandatory Put described below. The Trustee will notify the holders that it has exercised the Mandatory Put as required by the terms of the Senior Indenture.

  (ii) Mandatory Put. If the Call Option is not exercised or if the Callholder fails for any reason to purchase the REPS on the Coupon Reset Date pursuant to its exercise of the Call Option, the Trustee will be obligated to exercise on behalf of the holders the right to require the Company to purchase the REPS, in whole but not in part (the "Mandatory Put"), on the Coupon Reset Date at a price equal to 100% of the principal amount thereof (the "Put Price"), plus accrued but unpaid interest to but excluding the Coupon Reset Date. By its purchase of the REPS, each holder irrevocably agrees that the Trustee shall exercise the Mandatory Put for, or on behalf of, the holder of the REPS as provided herein. If the Trustee exercises the Mandatory Put, then the Company shall deliver the Put Price in immediately available funds to the Trustee by no later than 12:00 noon, New York City time, on the Coupon Reset Date and the holders will be required to deliver the REPS to the Company against payment therefor on the Coupon Reset Date through the facilities of DTC. No holder of the REPS or any interest therein has the right to consent or object to the exercise of the Trustee's duties under the Mandatory Put.

COUPON RESET PROCESS IF THE REPS ARE CALLED

  Pursuant to the terms of a calculation agency agreement, Morgan Stanley & Co. Incorporated has been appointed the calculation agent for the REPS (in its capacity as calculation agent for the REPS, the "Calculation Agent"). If the Callholder exercises the Call Option as set forth above, then the following steps (the "Coupon Reset Process") will be taken in order to determine the interest rate to be paid on the REPS from and including such Coupon Reset Date to but excluding the Final Maturity Date (the "Coupon Reset Rate"). The Company and the Calculation Agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

  (a) The Company shall provide the Calculation Agent with (i) a list (the "Dealer List") no later than five Business Days prior to the Coupon Reset Date, containing the names and addresses of five dealers, one of which shall be Morgan Stanley & Co. Incorporated, from which the Company desires the Calculation Agent to obtain the Bids (as defined below) for the purchase of the REPS and (ii) such other material reasonably requested by the Calculation Agent to facilitate a successful Coupon Reset Process.

  (b) Within one Business Day following receipt by the Calculation Agent of the Dealer List, the Calculation Agent shall provide to each dealer ("Dealer") on the Dealer List (i) a copy of this Prospectus Supplement and the accompanying Prospectus, (ii) a copy of the form of the REPS and (iii) a written request that each such Dealer submit a Bid to the Calculation Agent by 12:00 noon, New York City time, on the third Business Day prior to the Coupon Reset Date (a "Bid Date"). "Bid" means an irrevocable written offer given by a Dealer for the purchase of all of the REPS, settling on the Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on the REPS ("Yield to Maturity"). Each Dealer will also be provided with (i) the name of the Company, (ii) an estimate of the Purchase Price (as defined below) (which shall be stated as a U.S. dollar amount and be calculated by the Calculation Agent in accordance with clause (c) below), (iii) the principal amount and maturity date of the REPS and (iv) the method by which interest will be calculated on the REPS.

  (c) The purchase price to be paid by any Dealer for the REPS (the "Purchase Price"), which shall be stated as a U.S. dollar amount and be calculated by the Calculation Agent in accordance with this clause (c), will be equal to (i) the total principal amount of the REPS, plus (ii) a premium (the "REPS Premium") which shall be equal to the excess, if any, on the Coupon Reset Date of (A) the discounted present value to the Coupon Reset Date of a bond with a maturity of June 23, 2012, which has an interest rate of 5.51%, semi-annual interest payments on each June 23 and December 23, commencing December 23, 2002, and a principal amount equal to $300,000,000, and assuming a discount rate equal to the Treasury Rate over (B) $300,000,000. The "Treasury Rate" for the REPS means the per annum rate equal to the offer side yield to maturity of the current-on-the-run ten-year United States Treasury security per Telerate page 500 (or any successor or substitute page as may replace such page on such service) at 11:00 a.m., New York City time, on the Bid Date (or such other date or time that may be agreed upon by the Company and the Calculation Agent) or, if such rate does not appear on Telerate page 500 (or any successor or substitute page as may replace such page on such service) at such time, the rate on GovPx End-of-Day Pricing at 3:00 p.m. on the Bid Date (or such other date or time that may be agreed upon by the Company and the Calculation Agent).

  (d) The Calculation Agent will immediately notify the Company of (i) the names of each of the Dealers from whom the Calculation Agent received Bids on the Bid Date, (ii) the Bid submitted by each such Dealer and (iii) the Purchase Price as determined pursuant to clause (c) hereof. Unless the Call Option has terminated, the Calculation Agent will thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid") and set the Coupon Reset Rate equal to the interest rate which would amortize the REPS Premium fully over the term of the REPS at the Yield to Maturity indicated by the Selected Bid; provided, however, that if the Calculation Agent has not received a timely Bid from a Dealer, the Selected Bid will be the lowest of all Bids received by such time and provided, further, that if any two or more of the lowest Bids submitted are equivalent, the Company will in its sole discretion select any of such equivalent Bids (and such selected Bid will be the Selected Bid). In all cases, Morgan Stanley & Co. Incorporated, in its capacity as dealer will have the right to match the Bid with the lowest Yield to Maturity, whereupon the Morgan Stanley & Co. Incorporated Bid will become the Selected Bid.

  (e) Immediately after calculating the Coupon Reset Rate, the Calculation Agent will provide written notice to the Company and the Trustee, setting forth the Coupon Reset Rate. The Coupon Reset Rate for the REPS will be effective from and including the Coupon Reset Date.

  (f) The Callholder will sell the REPS to the Dealer that made the Selected Bid at the Purchase Price, such sale to be settled on the Coupon Reset Date in immediately available funds.

  If the Calculation Agent determines that (i) since the Call Notice, an Event of Default has occurred and is continuing under Section 6.01(a), (b), (d), (e) or (f) of the Senior Indenture (in such event, termination is at the Callholder's option) or under Section 6.01(g) or (h) of the Senior Indenture (in such event, termination is automatic), (ii) following the Call Notice, the Callholder fails to pay the Call Price by 2:00 p.m., New York City time, on the Business Day prior to the Coupon Reset Date due to the occurrence of a Market Disruption Event (as defined below) or (iii) following the Call Notice, less than two Dealers have provided Bids in a timely manner substantially as provided above, the Call Option will be automatically revoked, and the Trustee will exercise the Mandatory Put on behalf of the holders. "Market Disruption Event" will mean any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, Inc. or the establishment of minimum prices on such exchange; (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities;
(iii) any material adverse change in the existing financial, political or economic conditions in the United States of America; (iv) an outbreak or escalation of major hostilities involving the United States of America or a declaration of a national emergency or war by the United States of America; or
(v) any material disruption of the United States government securities market, United States corporate bond market or United States federal wire system; provided, in each case, that in the judgment of the Calculation Agent the effect of the foregoing makes it impracticable to conduct the Coupon Reset Process.

  The calculation agency agreement provides that the Calculation Agent may resign at any time, such resignation to be effective ten Business Days after the delivery to the Company and the Trustee of notice of such resignation or may be removed by the Company under certain circumstances. In either case, the Company may appoint a successor Calculation Agent.

  The Calculation Agent, in its individual capacity, may buy, sell, hold and deal in the REPS and may exercise any vote or join in any action which any holder of the REPS may be entitled to exercise or take as if it were not the Calculation Agent. The Calculation Agent, in its individual capacity, may also engage in any transaction with the Company and any of its affiliates as if it were not the Calculation Agent.

BOOK-ENTRY SYSTEM

  The REPS will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of DTC. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of the REPS within DTC's system must be made by or through Direct Participants, which will receive a credit for the REPS on DTC's records. The ownership interest of each actual purchaser of the REPS (a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the REPS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in REPS except in the event that use of the book-entry system for the REPS is discontinued.

  To facilitate subsequent transfers, all REPS deposited by Direct Participants with DTC will be registered in the name of Cede & Co. The deposit of the REPS with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the REPS; DTC's records reflect only the identity of the Direct Participants to whose accounts such REPS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If fewer than all of the REPS are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

  Neither DTC nor Cede & Co. will consent or vote with respect to the REPS. Under its usual procedures, DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the REPS are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Principal, redemption premium, if any, and interest payments on the REPS will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the Underwriters, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, redemption premium, if any, and interest to DTC is the responsibility of the Company or the Paying Agent. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants. Global Securities will settle in immediately available funds in the secondary trading market. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the REPS.

  DTC may discontinue providing its services as securities depositary with respect to the REPS at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depositary is not obtained, REPS certificates in registered form are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, REPS certificates in registered form will be printed and delivered.

  The Company will not have any responsibility or obligation to Participants or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the REPS, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the Beneficial Owners.

GOVERNING LAW

  The Senior Indenture and the REPS are governed by and construed and enforced in accordance with the internal laws of the State of Illinois.

THE TRUSTEE

  First Union National Bank is the Trustee under the Senior Indenture. First Union National Bank is also Trustee under Indentures dated as of March 1, 1987 relating to Senior Debt Securities and October 18, 1996 relating to Subordinated Debt Securities of the Company. Currently, the Company has outstanding $400,000,000 in principal amount of Senior Debt Securities which were previously issued pursuant to the Senior Indenture.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the REPS is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This summary deals only with REPS acquired at their initial offering and held as capital assets (within the meaning of section 1221 of the Code) and does not purport to deal with persons in special tax situations, such as persons exempt from United States federal income tax, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, securities or commodities traders who elect to account for their investment on a mark-to-market basis, persons holding REPS as a hedge against currency risk or as a position in a "straddle" or conversion transaction, or persons whose functional currency is not the U.S. dollar.

  PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF THE REPS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE REPS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

  As used herein, the term "U.S. Holder" means a holder of REPS that is an individual who is a citizen or resident of the United States, a United States domestic corporation or any other person that is subject to United States federal income tax on a net income basis in respect of its investment in the REPS. As used herein, the term "non-U.S. Holder" means a holder of REPS that is a nonresident alien individual or other foreign person.

  In the opinion of special United States tax counsel to the Company, Cleary, Gottlieb, Steen & Hamilton, although there is no authority on point characterizing instruments such as the REPS, and the matter is not free from doubt, the REPS should be treated as fixed rate debt instruments that mature on the Coupon Reset Date. Under this characterization, each U.S. Holder should include in income the interest paid or accrued on the REPS in accordance with the U.S. Holder's usual method of accounting. Upon the sale, exchange, redemption or other disposition by a holder of the REPS, the U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized from the disposition of the REPS (exclusive of amounts attributable to accrued interest not previously included in income, which will be taxable as ordinary income) and the U.S. Holder's adjusted tax basis in the REPS at that time. A U.S. Holder's adjusted tax basis in the REPS generally will equal the holder's purchase price for such REPS. In the case of a U.S. Holder who is an individual and certain other non-corporate taxpayers, any capital gain recognized on the disposition of the REPS will generally be subject to United States federal income tax at a stated maximum rate of (i) 20%, if the U.S. Holder's holding period in the REPS was more than 18 months at the time of such sale, exchange, redemption or other disposition, or (ii) 28%, if the U.S. Holder's holding period in such REPS was more than one year, but not more than 18 months, at the time of such sale, exchange, redemption, or other disposition. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

  Notwithstanding the foregoing, the IRS or a court may conclude that the REPS should be treated as maturing on the Final Maturity Date rather than the Coupon Reset Date and that the issue price of the REPS should include the value of the Call Option. In the event the REPS were treated as maturing on the Final Maturity Date for United States federal income tax purposes, because of the Coupon Reset Process, the REPS would be treated as having contingent interest under the Code. In such event, under Treasury regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"), the Company would be required to calculate an estimated yield at which the Company would issue a debt instrument with terms and conditions similar to the REPS (other than terms and conditions relating to the Coupon Reset Process), taking into account available hedges of the REPS. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the REPS at the beginning of each interest accrual period and the estimated yield of the REPS. In general, for these purposes, a REPS' adjusted issue price would equal the REPS' issue price increased by the interest previously accrued on the REPS, and reduced by all payments made on the REPS. As a result of the application of the Contingent Payment Regulations, it is likely that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

  In addition, if the REPS were treated as contingent payment obligations, the character of any gain or loss from the sale or exchange of the REPS (including a sale pursuant to the mandatory tender on the Coupon Reset Date) by a U.S. Holder will differ from that discussed above. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss. If the REPS were considered to mature on the Final Maturity Date, it is possible that U.S. Holders of REPS also may be considered to have entered into a "straddle" for United States federal income tax purposes as a result of the Call Option, in which case a U.S. Holder's capital loss described in the preceding sentence would be short-term capital loss and the U.S. Holder would be required to capitalize interest expense on certain indebtedness incurred to purchase or carry the REPS.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on the REPS, unless such payments are effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder or such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company or a controlled foreign corporation related to the Company. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the REPS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a REPS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

  Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes gain upon retirement or disposition of a REPS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may apply, as a result of which such gain may be subject to United States federal income tax, and a non-U.S. Holder should consult its tax advisor in this regard.

  The REPS will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the REPS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

  If interest or other payments received by a non-U.S. Holder with respect to the REPS (including proceeds from the disposition of the REPS) are effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (or the non-U.S. Holder is otherwise subject to United States federal income taxation on a net income basis with respect to such Holder's ownership of the REPS), such non-U.S. Holder will generally be subject to the rules described above under "U.S. Holders" (subject to any modification provided under an applicable income tax treaty).

BACKUP WITHHOLDING

  Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the REPS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the REPS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the certification procedures described above under "Non-U.S. Holders" would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  In addition, upon the sale of a REPS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status normally would be made on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

FINAL WITHHOLDING REGULATIONS

  The Treasury Department recently issued final Treasury regulations (the "Final Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The Final Regulations attempt to unify certification requirements and modify reliance standards. The Final Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the Final Regulations.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of the REPS set forth opposite its name.

                                                                    PRINCIPAL
                                                                    AMOUNT OF
      NAME                                                             REPS
      ----                                                         ------------
      Morgan Stanley & Co. Incorporated........................... $ 60,000,000
      Goldman, Sachs & Co.........................................   60,000,000
      Merrill Lynch, Pierce, Fenner & Smith
           Incorporated...........................................   60,000,000
      J.P. Morgan Securities Inc..................................   60,000,000
      Salomon Brothers Inc........................................   60,000,000
                                                                   ------------
          Total................................................... $300,000,000
                                                                   ============

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the REPS offered hereby if any REPS are purchased.

  The Underwriters propose initially to offer the REPS to the public at the public offering price set forth on the cover page and to certain dealers at such price less a concession not in excess of .30% of the principal amount of the REPS. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the REPS to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company does not intend to apply for listing of any of the REPS on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the REPS, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the REPS and any such market-making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the REPS.

  In order to facilitate the offering of the REPS, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the REPS. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the REPS for their own account. In addition, to cover overallotments or to stabilize the price of the REPS, the Underwriters may bid for, and purchase, the REPS in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the REPS in the offering, if the syndicate repurchases previously distributed REPS in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the REPS above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

  In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial and investment banking transactions with the Company.

                                LEGAL OPINIONS

  The legality of the REPS is being passed upon for the Company by Gloria Santona, Vice President, Deputy General Counsel and Secretary of the Company, and for the Underwriters by Gardner, Carton & Douglas, Quaker Tower, 321 North Clark Street, Chicago, Illinois 60610. Ms. Santona is a full-time employee of the Company and owns shares of the Company's common stock directly and as a participant in various employee benefit plans. Ms. Santona also holds options to purchase shares of the Company's common stock. Certain matters relating to the United States federal income tax consequences of the REPS will be passed upon for the Company by Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, as special United States tax counsel for the Company.

PROSPECTUS

                            MCDONALD'S CORPORATION

                                DEBT SECURITIES

  McDonald's Corporation (the "Company") intends to issue from time to time in one or more series its debt securities ("Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") with an aggregate initial public offering price or purchase price of up to $1,200,000,000, or the equivalent thereof in one or more foreign or composite currencies, including the European Currency Unit ("ECU"). Debt Securities of each series will be offered on terms to be determined at the time of sale. Debt Securities may be sold for U.S. dollars or for one or more foreign or composite currencies, and the principal of, premium, if any, and any interest on Debt Securities may be payable in U.S. dollars or in one or more foreign or composite currencies. Debt Securities of a series may be issuable as individual securities in registered form without coupons, or as one or more global securities in registered form. The specific designation and classification as Senior Debt Securities or Subordinated Debt Securities of the Company, aggregate principal (or, if principal payable is determined by reference to an index, face) amount, the currency in which the principal, premium, if any, and any interest are payable, the rate (or method of calculation) and the time and place of payment of any interest, authorized denominations, maturity, offering price, any redemption terms and any other specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (a "Prospectus Supplement").

  The Debt Securities will be unsecured. Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities will be subordinated to all Senior Indebtedness of the Company (as hereinafter defined).

  The Debt Securities may be sold by the Company directly, through agents designated from time to time, through dealers or one or more underwriters, or through a syndicate of underwriters managed by one or more underwriters. If underwriters or agents are involved in any offering of Debt Securities, the names of the underwriters or agents will be set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealer is involved in any offering of Debt Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement, and the net proceeds to the Company from such offering will be the public offering price of such Debt Securities less such discount, in the case of an offering through an underwriter, or the purchase price of such Debt Securities less such commission, in the case of an offering through an agent, and less, in each case, the other expenses of the Company associated with the issuance and distribution of such Debt Securities. See "Plan of Distribution" for specific details.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SE-
  CURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
   TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is October 18, 1996.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange and Chicago Stock Exchange. The Company is not required to, and will not, provide an annual report or any other periodic report to any holder of its debt securities unless specifically requested by such holder.

  The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

  A Company franchisee provides food services exclusively to United States government personnel stationed at the United States naval station in Guantanamo Bay, Cuba. This statement is made pursuant to the disclosure requirements of Florida law and is accurate as of the date of this Prospectus. Investors may obtain current information by contacting the Florida Department of Banking and Finance, The Capitol, Tallahassee, Florida 32399-0350, telephone number (904) 488-9805.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission (File No. 1-
5231) pursuant to the Exchange Act and are incorporated herein by reference and made a part of this Prospectus:

  (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by the Company's Form 10-K/A Amendment No. 1 dated June 27, 1996;

  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 1996; and

  (c) The Company's Current Reports on Form 8-K dated January 25, April 22, July 18, 1996 and October 7, 1996.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than certain exhibits to such documents. Written or telephone requests should be directed to: McDonald's Shareholder Services, McDonald's Corporation, Kroc Drive, Oak Brook, Illinois 60521, (630) 623-7428.

                               ----------------

  References herein to "U.S. dollars", "dollars" or "$" are to the lawful currency of the United States of America.

                            MCDONALD'S CORPORATION

  McDonald's Corporation and its subsidiaries develop, operate, franchise and service a worldwide system of restaurants which prepare, assemble, package and sell a limited menu of value-priced foods. These restaurants are operated by the Company and its subsidiaries or, under the terms of franchise arrangements, by franchisees who are independent third parties, or by affiliates operating under joint-venture agreements between the Company or its subsidiaries and local businesspeople.

  McDonald's restaurants offer a substantially uniform menu consisting of hamburgers and cheeseburgers, including the Big Mac, Quarter Pounder with Cheese and Arch Deluxe sandwiches, the Fish Filet Deluxe, Grilled Chicken Deluxe and Crispy Chicken Deluxe sandwiches, french fries, Chicken McNuggets, salads, milk shakes, sundaes and cones, pies, cookies and a limited number of soft drinks and other beverages. In addition, the restaurants sell a variety of products during limited promotional time periods. McDonald's restaurants operating in the United States are open during breakfast hours and offer a full breakfast menu including the Egg McMuffin and the Sausage McMuffin with Egg sandwiches, hotcakes and sausage; three varieties of biscuit sandwiches; Apple Bran muffins; and cereals. McDonald's restaurants in many countries around the world offer many of these same products as well as other products and limited breakfast menus. The Company tests new products on an ongoing basis.

  McDonald's restaurants are located in all fifty of the United States and the District of Columbia, and in many foreign locations, principally Japan, Canada, Germany, England, Australia and France. At June 30, 1996, there were 17,420 traditional restaurants worldwide, of which 10,524 were located in the United States and 6,896 in 93 other countries. An additional 542 traditional restaurants were under construction at June 30, 1996, including 389 outside the United States.

  At June 30, 1996, 66% of McDonald's traditional restaurants were operated by independent franchisees, 21% were operated by the Company and its subsidiaries and 13% were operated by affiliates (entities in which the Company and/or its subsidiaries have an equity interest of 50% or less and in which the remaining equity interest generally is owned by a local resident).

  The Company's principal executive offices are located at One McDonald's Plaza, Oak Brook, Illinois 60521, telephone: (630) 623-3000.

                                USE OF PROCEEDS

  Unless otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, which may include refinancing of debt, capital expenditures such as the acquisition and development of McDonald's restaurants and the purchase of common stock of the Company under the Company's ongoing share repurchase program. Specific allocations of the proceeds for such purposes have not been made at this time.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                            SIX MONTHS
                                               ENDED
                                             JUNE 30,   YEAR ENDED DECEMBER 31,
                                            ----------- ------------------------
                                            1996  1995  1995 1994 1993 1992 1991
                                            ----- ----- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges.........  5.12  5.03 5.20 5.26 4.86 3.96 3.53

  The ratios of earnings to fixed charges shown above have been computed on a total enterprise basis. Earnings represent income before provision for income taxes and fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and discount or premium relating to any indebtedness, fixed charges related to redeemable preferred stock and such portion of rental charges (after reduction for related sublease income) considered to be representative of the interest component in the particular case.

                        DESCRIPTION OF DEBT SECURITIES

  The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), to be entered into between the Company and First Union National Bank, as Trustee (the "Trustee"). The Subordinated Debt Securities are to be issued under a separate Indenture (the "Subordinated Indenture") to be entered into between the Company and the Trustee. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Senior Debt Securities, Subordinated Debt Securities and Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, such Sections, Articles or defined terms are incorporated herein by reference, and the statements made herein are qualified in their entirety by such reference. Article and Section references used herein are references to the applicable Indenture. Except as otherwise indicated, the terms of the Senior Indenture and the Subordinated Indenture are identical. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Indentures to which they relate. As used under this caption, the term "Debt Securities" includes the debt securities being offered by this Prospectus and all other debt securities issued from time to time by the Company under the Indentures.

GENERAL

  The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness for borrowed money of the Company. Certain unsecured obligations of the Company may, however, under certain circumstances, become secured by mortgages pursuant to negative pledge covenants applicable to such obligations while the Senior Debt Securities remain unsecured. The Subordinated Debt Securities when issued will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company, as described under "Subordination of Subordinated Debt Securities" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities.

  Reference is made to the Prospectus Supplement related to the series of Debt Securities being offered thereby (the "Offered Debt Securities"), which sets forth whether the Offered Debt Securities shall be Senior Debt Securities or Subordinated Debt Securities, and further sets forth the following terms, where applicable: (i) the title of the Offered Debt Securities; (ii) the limit, if any, upon the aggregate principal amount of the Offered Debt Securities; (iii) the date or dates on which the principal and premium, if any, of the Offered Debt Securities is payable; (iv) the rate or rates or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the interest payment dates on which such interest will be payable; and, the record dates for the interest payable on such interest payment dates; (v) whether the Offered Debt Securities are to be issued as Original Issue Discount Securities (as defined below) and the amount of discount with which the Offered Debt Securities will be issued; (vi) the place or places where the principal of, and premium, if any, and any interest on the Offered Debt Securities will be payable; (vii) the price or prices at which, the period or periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise; (viii) the obligation, if any, of the Company to redeem, purchase or repay the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder and the price or prices at which and the period or periods within which and the terms and conditions upon which the Offered Debt Securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation; (ix) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (x) if other than the principal amount, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture; (xi) any non-application of, addition to, or change in any of the Events of Default provided for with respect to the Offered Debt Securities and remedies with respect thereto;
(xii) if the Offered Debt Securities are non-interest bearing, the "stated intervals"; (xiii) the currency or currencies in which payments on the Offered Debt Securities are payable; and (xiv) any other terms of the Offered Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 2.02)

  If the principal of (and premium, if any) or any interest on the Offered Debt Securities is payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the Offered Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

  One or more series of Offered Debt Securities may be sold at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Original Issue Discount Securities"). One or more series of Offered Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

  Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on the Offered Debt Securities will be payable at the offices of the Trustee in New York, New York and Charlotte, North Carolina; provided, however, that payment of interest on Offered Debt Securities may be made at the option of the Company by check mailed to the Holders thereof. (Sections 2.02, 4.01 and 4.02) Unless otherwise provided in the applicable Prospectus Supplement, Offered Debt Securities may be transferred or exchanged at the office or agency maintained by the Company for such purpose, subject to the limitations provided in the applicable Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. (Section 2.06)

  All moneys paid by the Company to the Trustee or a paying agent for the payment of principal of (and premium, if any) or any interest on any Offered Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company on demand, and the Holder of such Offered Debt Security will thereafter look only to the Company for payment thereof. (Section 12.05)

GLOBAL SECURITIES

  If any Offered Debt Securities are issuable in temporary or permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Debt Security may exchange such interests for definitive Offered Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and premium and interest on a permanent global Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 2.01)

LIMITATION ON LIENS COVENANT IN THE SENIOR INDENTURE

  The Senior Indenture contains the covenant described below which is applicable to the Company with respect to any and all series of Senior Debt Securities issued thereunder unless otherwise specified in the applicable Prospectus Supplement. Specific covenants, if any, peculiar to a particular series of Senior Debt Securities to be offered hereby will be described in the Prospectus Supplement relating thereto.

  Section 4.06 of the Senior Indenture requires that the Company will not, nor will it permit any Restricted Subsidiary (as hereinafter defined) to issue or assume any debt for money borrowed (hereinafter in this and the following three paragraphs referred to as "Debt") if such Debt is secured by a mortgage, security interest, pledge, lien or other encumbrance (mortgages, security interests, pledges, liens and other encumbrances being hereinafter called "mortgage" or "mortgages") upon any Principal Property (as hereinafter defined) or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing that the Senior Debt Securities, and at the Company's option any other indebtedness of the Company or any Restricted Subsidiary ranking equally with the Senior Debt Securities, shall be secured equally and ratably with such Debt. The foregoing restrictions shall not apply to Debt secured by (i) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (ii) mortgages on property existing at the time of acquisition thereof and certain purchase money mortgages, (iii) mortgages securing Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary, (iv) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, (v) mortgages in favor of any country or any political subdivision of any country, or any instrumentality thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages, or (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (v), inclusively. Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Senior Debt Securities, issue or assume secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 20% of the shareholders' equity of the Company and its consolidated subsidiaries as of the end of the preceding fiscal year. The transfer of a Principal Property to a subsidiary or any third party shall not be restricted. (Section 4.06)

  The term "Principal Property" means all real property owned by the Company or any Restricted Subsidiary which is located within the continental United States of America and, in the opinion of the Board of Directors of the Company, is of material importance to the total business conducted by the Company and its consolidated affiliates as an entity. (Section 1.01)

  The term "Subsidiary" means any corporation or other Person of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly owns voting securities or other similar equity interests entitling the owners thereof to elect a majority of the directors or individuals holding similar positions in other Persons, either at all times or so long as there is no default or contingency which permits the owners of any other class or classes of securities or other interests to vote for the election of one or more directors or individuals holding similar positions in other Persons, but shall not include any corporation or other Person with respect to which the Company or any other Subsidiary has become entitled to elect a majority of the directors or individuals holding similar positions in other Persons solely due to a default or other contingency which is temporary in character and has had a continuous existence of less than one year. (Section 1.01)

  The term "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof. (Section 1.01)

  The term "Restricted Subsidiary" means any Subsidiary (i) substantially all the property of which is located within the continental United States of America, (ii) which owns Principal Property and (iii) in which the Company's investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of U.S. $1,000,000,000 as shown on the books of the Company as of the end of the fiscal year immediately preceding the date of determination; provided, however, that "Restricted Subsidiary" shall not include any Subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than the Company and its Subsidiaries, or which is characterized by the Company as a temporary investment. (Section 1.01)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

  The Subordinated Debt Securities will, to the extent and in the manner set forth in the Subordinated Indenture, be subordinate in right of payment to all indebtedness for borrowed money of the Company, whether now outstanding or hereafter incurred, which is not by its terms subordinate to other indebtedness of the Company; provided, however, that Senior Indebtedness shall not include amounts owed to trade creditors in the ordinary course of business (the "Senior Indebtedness"). As of June 30, 1996, the aggregate amount of the outstanding Senior Indebtedness of the Company was approximately $4.1 billion.

  In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or its property, and, except as otherwise provided in the Subordinated Indenture, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, all principal, premium, if any, and interest on the Senior Indebtedness will be paid in full before any payment is made by the Company on the Subordinated Debt Securities. In the event that pursuant to the terms of the Subordinated Indenture any Subordinated Debt Security of any series is declared due and payable because of the occurrence of an Event of Default, as provided in the Subordinated Indenture, and the previous sentence is not applicable, the Holders of the Subordinated Debt Securities of such series shall be entitled to payment from the Company only after the Senior Indebtedness outstanding at the time such Subordinated Debt Security so becomes due and payable because of such Event of Default shall first have been paid in full or such payment shall have been provided for. (Section 15.01.)

  The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities constitute Senior Indebtedness under the Subordinated Indenture.

  The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

EVENTS OF DEFAULT

  The Indentures define an Event of Default with respect to any series of Debt Securities as being any one of the following events: (a) default for 30 days in any payment of interest on such series; (b) default in any payment of principal of or premium, if any, on such series when due (and continuance of such default for a period of 10 days in the case of Subordinated Debt Securities); (c) default in the payment of any sinking fund payment when due (and continuance of such default for a period of 10 days in the case of Subordinated Debt Securities); (d) default for 60 days, after appropriate notice, in performance of any other covenants in the Indentures (other than the Section 4.06 covenant in the Senior Indenture and any other covenant included in the Indentures solely for the benefit of a series of Debt Securities other than that series), provided that such default shall not be an Event of Default if it cannot with due diligence be cured within such 60-day period due to causes beyond the control of the Company, unless the Company shall fail to proceed promptly to cure such default and thereafter prosecute the curing of such default with diligence and continuity; (e) certain events of bankruptcy, insolvency or reorganization; or (f) default in the performance of a particular covenant applicable to that series after appropriate notice and opportunity to cure such default, if any. The Senior Indenture defines a default for 120 days after appropriate notice in the performance of the
Section 4.06 covenant as an additional Event of Default with respect to the Senior Debt Securities. An Event of Default with respect to a particular series of Debt Securities issued under either of the Indentures does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued thereunder. In case an Event of Default under clauses
(a), (b), (c) or (f) set forth above with respect to the Indentures shall occur and be continuing with respect to any series of Debt Securities, the Trustee or the Holders of not less than 25% in aggregate principal amount of Debt Securities then Outstanding of such series may declare the entire principal (or, if the Debt Securities of such series are Original Issue Discount Securities, the portion of the principal amount specified in the terms of such series) of such series to be due and payable. In case an Event of Default under clauses (d) or (e) set forth above with respect to the Indentures or with respect to Section 4.06 of the Senior Indenture shall occur and be continuing, the Trustee or Holders of not less than 25% in aggregate principal amount of all the Outstanding Debt Securities may declare the entire principal (or, if any Debt Securities are Original Issue Discount Securities, the portion of the principal amount specified in the terms thereof) of Outstanding Debt Securities of all series to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series (or of all the Outstanding Debt Securities, as the case may be), except in each case a failure to pay principal of, or premium, if any, or interest on such Debt Securities. (Section 6.01; Section 6.07)

  Each Indenture requires the Company to file with the Trustee an officers' certificate annually as to compliance with all conditions and covenants under the Indenture. (Section 4.05) Subject to the provisions of the Indentures relating to the duties of the Trustee, each Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order or direction of the Holders of the Debt Securities unless such Holders shall have offered to the Trustee reasonable indemnity. (Sections 6.04 and 7.01) Subject to such provisions for indemnification and certain other rights of the Trustee, each Indenture provides that the Holders of a majority (voting as one class) in principal amount of the Outstanding Debt Securities of each series affected will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 6.07)

MODIFICATION OF THE INDENTURES

  Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the Holders of the Debt Securities to (a) evidence the assumption by a successor corporation of the obligations of the Company, (b) add covenants for the protection of the Holders of the Debt Securities, (c) add or change any of the provisions of the Indenture to permit or facilitate the issuance of Debt Securities of any series in bearer or coupon form, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the form or terms of Debt Securities of any series as permitted by the terms of the Indenture and (f) evidence the acceptance of appointment by a successor trustee. (Section 10.01)

  Each Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of each series affected by such supplemental indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the applicable Indenture or any supplemental indenture or modifying in any manner the rights of the Holders of Debt Securities of each such series, provided that no such supplemental indenture shall, among other things (i) extend the fixed maturity of any Debt Security, or reduce the principal amount thereof (including in the case of a discounted Debt Security the amount payable upon acceleration of the maturity thereof), reduce the rate or extend the time of payment of interest thereon, or make the principal of, premium, if any, or interest, if any, thereon payable in any coin or currency other than that provided in the Debt Security, without the consent of the Holder of each Debt Security so affected or (ii) reduce the aforesaid percentage of such Debt Securities of any series, the consent of the Holders of which is required for any supplemental indenture, without the consent of the Holder of each such Debt Security so affected. (Section 10.02)

DISCHARGE OF INDENTURES

  The Company, at its option, (a) will be discharged from any and all obligations in respect of such Debt Securities (except in each case for certain obligations to register the transfer or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold monies for payment in trust) or (b) need not comply with certain restrictive covenants of the Indentures (including that described under "Limitation on Liens Covenant in the Senior Indenture") and will not be limited by any restrictions with respect to merger, consolidation or sales of assets, in each case if the Company deposits with the Trustee, in trust, (x) money or (y) U.S. Government Obligations or a combination of (x) and (y) which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest, if any, and premium, if any, on, such Debt Securities on the dates such payments are due in accordance with the terms of such series. (Section 12.02) In order to avail itself of either of the foregoing options, the Company must provide to the Trustee an opinion of counsel or a ruling from, or published by, the Internal Revenue Service, to the effect that Holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised. (Section 12.02) "U.S. Government Obligations" means generally (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof. (Section 1.01) In addition, the Company can also obtain a discharge under the Indentures with respect to all the Debt Securities of a series by depositing with the Trustee, in trust, funds sufficient to pay at maturity or upon redemption all of the Debt Securities of such series provided that all of the Debt Securities of such series are by their terms to become due and payable within one year or are to be called for redemption within one year. No such opinion of counsel or ruling from the Internal Revenue Service is required with respect to a discharge pursuant to the immediately preceding sentence. In the event of any discharge of Debt Securities pursuant to the terms of the Indentures described above, the Holders of such Debt Securities will thereafter be able to look solely to such trust fund, and not to the Company, for payments of principal, premium, if any, and interest, if any. (Sections 12.01 and 12.02)

CONCERNING THE TRUSTEE

  The Company, its subsidiaries and affiliates maintain banking relationships (including the extension of credit) in the ordinary course of business with the Trustee. The Trustee is also trustee under other indentures of the Company under which certain of the Company's senior and subordinated Debt Securities have been issued.

                             PLAN OF DISTRIBUTION

  The Company may sell Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The applicable Prospectus Supplement will set forth the terms of the offering of any Debt Securities, including the names of any underwriters, the purchase price of such Debt Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation or agents' commission, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which such Debt Securities may be listed and any restrictions on the sale and delivery of Debt Securities in bearer form.

  If underwriters or dealers are used in the sale, Debt Securities will be acquired by such underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any of such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Debt Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

  Any underwriters, dealers or agents participating in the distribution of Debt Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, the Company or its subsidiaries or affiliates in the ordinary course of business.

  If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase the Debt Securities being offered hereby from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal (or face) amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(ii) if the Debt Securities being offered hereby are being sold to underwriters, the Company shall have sold to such underwriters the total principal (or face) amount of such Debt Securities less the principal amount thereof covered by the Contracts.

                                 LEGAL MATTERS

  The legality of the Debt Securities offered hereby will be passed upon for the Company by Gloria Santona, Vice President, Associate General Counsel and Secretary of the Company. Ms. Santona is a full-time employee of the Company and owns shares of the Company's Common Stock directly and as a participant in various employee benefit plans. Ms. Santona also holds options to purchase shares of the Company's Common Stock.

                                    EXPERTS

  The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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